Exhibit 99.1

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Reports First Quarter Fiscal 2013 Results

CINCINNATI, Ohio — October 22, 2012 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS) reported a modest decline in revenue from continuing operations during its 16-week fiscal 2013 first quarter ended September 18, 2012, which is consistent with national trends of declining customer counts in the family dining segment of the restaurant industry. Consolidated revenue from continuing operations declined 1.2 percent to $60,625,296 from $61,361,345 in last year’s first quarter. Net earnings from continuing operations for the quarter increased 108.3 percent to $957,993 compared to $460,030 last year. Diluted earnings per share from continuing operations increased 111.1 percent to $0.19 per share, from $0.09 per share last year.

As previously reported, the Company disposed of its Golden Corral restaurant operations in May 2012, which consisted of the assets of 29 restaurants. In addition, the Company had previously closed six under-performing Golden Corral restaurants in August 2011, which resulted in a non-cash pretax asset impairment charge of $4,000,000 that was recorded in the first quarter 2012. The results of operations of Golden Corral, along with the above described first quarter 2012 impairment charge, are presented as discontinued operations in the consolidated financial statements in the prior year’s results.

Same store sales from continuing operations were essentially flat in the first quarter 2013 while overall sales decreased 1.2 percent as a result of last fiscal year’s closures of underperforming Big Boy restaurants offset in part by new restaurant openings. Gross profit from continuing operations increased 12.2 percent in the quarter versus the prior year, primarily the result of lower food and paper costs as a percentage of revenues.

At the Corporate level, administrative and advertising expense decreased 1.9 percent in first quarter 2013 primarily as a result of a non-recurring stock award in the prior year, which was partly offset by higher equity compensation and severance costs in the current year. The effective tax rate increased to 32 percent in the quarter compared to 23 percent in last year’s first quarter due to changes in tax credits and deferred state taxes.

As previously reported, on July 25, 2012, the Board of Directors declared a special one-time cash dividend of $9.50 per share which was paid on September 14, 2012 to shareholders of record on August 31, 2012. The total for the special dividend amounted to $47,963,000 and accounts for significant changes in cash balances and shareholders’ equity in the quarter.

Craig F. Maier, President and Chief Executive Officer, said, “Our first quarter showed mixed results as lower customer counts adversely affected same store sales while our food costs as a percentage of sales dropped 80 basis points from the prior year resulting in improved profitability. The family dining segment of the restaurant industry continues to struggle with declining customer counts as the U.S economy continues to languish.”

The Company opened one new Big Boy restaurant in August in our first quarter. Frisch’s currently operates 94 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees.

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Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

[See attached Financial Statements]

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Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen weeks ended
	Sept. 18,	Sept. 20,
	2012	2011
Sales	$60,625	$61,361

Cost of sales
Food and paper	20,275	20,838
Payroll and related	21,452	21,903
Other operating costs	13,123	13,474

	54,850	56,215

Gross profit	5,775	5,146

Administrative and advertising	4,393	4,480
Franchise fees and other revenue	(428)	(389)
(Gain) loss on sale of assets	11	—
Impairment of long lived assets	70	—

Operating profit	1,729	1,055
Interest expense	321	457

Earnings from continuing operations before income taxes	1,408	598
Income taxes	450	138

Earnings from continuing operations	958	460
(Loss) from discontinued operations, net of tax	(158)	(2,734)

NET EARNINGS (LOSS)	$800	$(2,274)

Earnings per share (EPS) of common stock:

Basic net earnings per share:
Earnings from continuing operations	$0.19	$0.09
(Loss) from discontinued operations	$(0.03)	$(0.55)

Basic net earnings (loss) per share	$0.16	$(0.46)

Diluted net earnings per share:
Earnings from continuing operations	$0.19	$0.09
(Loss) from discontinued operations	$(0.03)	$(0.55)

Diluted net earnings (loss) per share	$0.16	$(0.46)

Diluted average shares outstanding	5,017	4,942

Depreciation included above	$3,112	$3,112

Opening expense included above	$204	$283

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	September 18, 2012 (unaudited)	May 29, 2012
Assets
Current assets
Cash and equivalents	$1,174	$49,455
Receivables	1,404	1,683
Inventories	6,020	5,590
Other current assets	4,140	3,010
Current assets of discontinued operations	137	190

	12,875	59,928

Property and equipment	102,251	102,139

Other assets
Goodwill & other intangible assets	777	777
Property held for sale and land investments	8,968	11,484
Deferred income taxes and other	6,447	5,641

	16,192	17,902

	$131,318	$179,969

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$7,481	$6,293
Accrued expenses	7,548	7,342
Other	6,859	7,857
Current liabilities of discontinued operations	278	683

	22,166	22,175

Long-term obligations
Long-term debt	12,707	14,446
Other long-term obligations	21,871	21,623

	34,578	36,069

Shareholders’ equity	74,574	121,725

	$131,318	$179,969